[Letterhead of TransMedia Group.com]

                             Agreement

This is an Agreement between PMX Communities, Inc., ("Client") and Madden Company, Inc., (d/b/a TransMedia Group), a Florida corporation located at 240 West Palmetto Park Road, Suite 300, Boca Raton, FL
33432.

1. Governing Law. The laws of the state of Florida shall govern the terms and conditions of this Agreement.

2. Consideration. In consideration of a pre-paid non-refundable monthly retainer fee of $3,000.00 plus client-approved expenses, if any, TransMedia will provide will provide Client with public relations, promotional and/or marketing services.

3. Additional Consideration. In addition to the consideration outlined in the Agreement, TransMedia shall be paid by the Client during the term of this contract shares of PMX Communities, Inc.
"Restricted Shares" as follows:

   Month 1:  50,000 shares.
   Months 2-5: The greater of 5,000 shares or $3,000.00 of stock using fifty (50%) percent of the average closing price of the stock on the preceding 30 days of trading. For example:

i) If the average closing price of the stock on the preceding 30 days of trading is $.10, then the client would pay TransMedia 60,000 shares.
ii) If the average closing price of the stock on the preceding 30 days of trading is $.20, then the client would pay TransMedia 30,000 shares.
iii) If the average closing price of the stock on the preceding 30 days of trading is $2.00, then the client would pay TransMedia 5,000 shares.

   Month 6: The greater of 5,000 shares or $3,000.00 of stock as outlined above for months 2-5, plus an additional 150,000 shares.

This share compensation schedule may be modified at any time during the contract period by mutual agreement of both the Consultant and the Company.

Note: PMXO stock is expected to commence trading by Friday, December 17, 2010. PMXO must have commenced trading for a minimum of two (2 weeks) for the pricing formula to be used to calculate the amount of shares due TransMedia. If PMXO is not trading by 12/31/10, the first stock issuance calculation window will be extended until such time as the company has been trading for 2 weeks.

The restricted shares are deemed earned in full at time of transfer. TransMedia acknowledges that it is an accredited investor, as such phase is defined under the Securities Act of 1933, as amended, and/or has such knowledge and experience in financial and business to by the parties hereto.

The undersigned understands that the Common Stock being acquired hereunder has not been registered under the Securities Act of 1933, as amended, or the securities laws of any state. The Corporation has granted "Piggyback Registration Rights" to the subscriber of this stock. The Corporation hereby warrants that if the common stock is not registered within six months of its issuance, the Corporation will instruct corporate counsel to assist with providing a legal opinion to the subscriber for purposes of registering the stock for resale once the conditions of Rule 144 have been met, and instruct the transfer agent to remove the restriction from the certificate(s) totaling the 2,750,000 shares to be issued from this subscription agreement;

No Short-selling Ryder. TransMedia hereby agrees that it will not engage in any short-selling or "hedging" actions against the anticipated tradability of these shares, and that such activities would void the issuance of these shares and that the client could either elect to pay TransMedia cash in lieu of the shares or cancel the contract at its discretion.

4. Exclusivity of Representation. TransMedia agrees that during the term of this contract and for a period of 180 days thereafter it will not represent any other Gold Bullion Sales Company, Gold Bullion Vending Company or Gold Bullion based investment fund, financial services company or precious metals based marketing concept including but not limited to Kitco Metals, Inc., Ex Oriente Lux, Gold-to-go, Gold Money, etc.

5. Duration. This Agreement shall be binding, upon signing, for a period of six consecutive months beginning December 6, 2010.

6.  Expenses.
   a. Client will be responsible for only expenses approved in advance that are incurred in executing this Agreement. Expenses shall include, but are not limited to; LD phone/fax, overnight shipping, regular shipping, messenger, photocopies, postage, PR Newswire, broadcast monitoring and media placement retrieval. They also may include travel, photography, video production, design, printing, and clipping service, if ordered by Client. The Client must approve any single expense, in writing, over $50 in advance. Client will reimburse TransMedia for any expenses incurred on Client's behalf within 10 days of receipt of expense invoice.

Best Efforts. While TransMedia, since its inception in 1981 has successfully generated regional, national and international media exposure for a variety of clients, it makes no specific claims or guarantees concerning either the amount or quality of press coverage it expects to generate from its best efforts to promote client's business affairs, management, products, services, community service, sponsorships, etc.

Hold Harmless. If Client misrepresents and submits inaccurate information, Client shall indemnify and hold TransMedia harmless from and against any and all claims, liabilities or damages arising from the preparation, presentation or issuance of any public relations, marketing or promotional material (news releases, etc.) in counsel. If any claim is made against TransMedia Group or its marketing affiliate, Madzone Marketing LLC dba Shop laughing or any shareholder, officer or director for damages for injuries caused to persons or property as a result of any defect, mishandling or failure of any product promoted or marketed by TransMedia or any of its assigns, affiliates or strategic partners, the client shall indemnify and hold harmless all of the aforementioned entities and individuals for all claims, damages, attorneys fees, reasonably incurred costs.

Cancellation.  To cancel the Agreement, either party must give sixty
(10) days written notice any time after the first ninety (90) days.

Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

Binding On Successors. Each and every provision hereof shall inure to the benefit of and shall be binding upon the heirs, assigns, personal representatives, executors and administrators of each party, and all successors in the interest of the parties. No person shall have a right or cause of action arising or resulting from this agreement except those who are parties to it and their successors in interest.

Independent Contractors. Client and TransMedia are independent contractors under this Agreement, and nothing herein shall be construed to create a partnership, joint venture, franchise or agency relationship between them. Neither party has any authority to enter into agreements of any kind on behalf of the other party without prior written approval.

Payment Policy. All payments due to TransMedia shall be paid at and sent to TransMedia Group's main address, 240 W. Palmetto Park Rd., Suite 300, Boca Raton, FL 33432. The initial retainer is due upon signing. All credit card payments are final. Client shall not file any objection or dispute to any credit card payment. All amounts due TransMedia shall be paid promptly within ten (10) days of billing. Any account not paid in full shall be subject to a one and one-half percent (1 1/2%) service charge on the past due balance each month until the balance due is paid in full. This amounts to eighteen percent (18%) annually on the unpaid balance. If the maximum annual service charge allowed by state law is less than eighteen percent (18%), the maximum interest rate allowed by state law shall apply. Should the client's account be turned over for collection to an attorney or collection agency, the client agrees to pay all court costs and TransMedia's reasonable attorney's fees if TransMedia prevails. Furthermore neither party shall commence litigation for any claim arising under this contract without first attending mediation with a certified civil mediator. Client shall pay one half (1/2) of all mediation costs.

Entire Agreement. This Agreement sets forth all of the covenants, promises, agreement, conditions, either oral or written, between them other than herein set forth. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon either party unless reduced in writing and signed by them. Venue for any and all legal proceedings for actions arising under this contract shall be Palm Beach County, Florida.

The signatories certify that they are acting as an agent of, and have authority to contractually bind their respective companies. That these terms are acceptable to all parties is evidenced by their signatures below.

/s/Thomas J. Madden       12/6/10       /s/Michael C. Hiler    12/6/110
----------------------    -------       -------------------    --------
Thomas J. Madden           Date         Michael C. Hiler         Date
Chairman & CEO                          President, CEO
TransMedia Group                        PMX Communities, Inc.
                                        7777 Glades Road, Suite 100
                                        Boca Raton, FL 33434